Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

April 28, 2008

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 52% INCREASE IN OPERATING INCOME AND

EARNINGS PER SHARE OF $.15

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of medical transcription services to the U.S. healthcare market, today announced its results for the quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $11,729,000, an increase of $1,307,000, or 13%, over first quarter 2007 revenue of $10,422,000. Operating income was $2,166,000, an increase of $737,000 or 52% over first quarter 2007 operating income of $1,429,000. Earnings per share was $.15 in the first quarter of 2008 at an effective income tax rate of 40% compared to $.15 in the first quarter of 2007 at an effective income tax rate of 1%.

“Our first quarter results demonstrate once again the operating leverage inherent in our model as we continue to grow our revenue, deploy speech recognition technology and increase our offshore volume,” stated Larry Gerdes, President and Chief Executive Officer. “Our customer retention remains strong and we brought five new customers live during the first quarter. We announced in February that Leo Cooper has joined our team as Executive Vice President of Sales and Marketing and I want to reiterate how excited we are to have Leo on board.”

“I am pleased to announce that we have grown our sales team to four regional sales directors,” stated Mr. Cooper. “We had some early successes this year, closing contracts with eight new customers during the first quarter, which we estimate will generate revenue of $3.1 million per year when fully implemented in the second half of 2008. This is over 40% of what we sold for the entire year in 2007. Transcend has developed an excellent reputation for service in the medical transcription industry. This was validated again last week when we announced that we were ranked second in the KLAS 2007 Top 20 Year-End Report Card in the outsourced transcription category. KLAS reports are used by many healthcare decision makers and we are proud of our consistently high ranking. I am excited to be back at Transcend and look forward to building on our success.”

Gross profit increased $970,000, or 30%, to $4,154,000 in the first quarter of 2008 from $3,184,000 in the first quarter of 2007. As a percentage of revenue, gross profit increased to 35% in the first quarter of 2008 from 31% in the first quarter of 2007.

“The use of speech recognition technology on our BeyondTXT platform is an important key to the improvement in our gross profit margins,” stated Sue McGrogan, Chief Operating Officer. “We increased our speech recognition volume by 22% in the first quarter of 2008 compared to the first quarter of 2007. BeyondTXT speech recognition volume accounted for approximately 24% of the Company’s total production volume in the first quarter of 2008, compared to 22% in the first quarter of 2007. The Company’s goal is to grow this percentage to 40% over the next two years, assuming the mix of work on BeyondTXT versus other platforms stays relatively constant. Recently we have seen traditional typing volume increase at the same rate as editing volume such that the percentage edited has remained stable. During the first quarter, however, we placed significant new physician volume into speech recognition training mode and expect to start seeing the results in the second quarter and the full impact in the third quarter.”

A second key to Transcend’s improved gross profit margins lies in the use of offshore labor. The Company processed approximately 16% of total volume offshore during the first quarter, compared to 9% in the first quarter of 2007. Offshore volume as a percentage of total volume is expected to grow gradually over the next several years. Transcend does not expect the growth in offshore volume to impact its domestic workforce.

Operating expenses, consisting of selling, research and development, general and administrative, and depreciation and amortization expenses, increased $233,000, or 13%, to $1,988,000, or 17% of revenue, compared to $1,755,000, or 17% of revenue, in the first quarter of 2007.

Operating income increased 52% to $2,166,000, or 18% of revenue in the first quarter of 2008, compared to $1,429,000, or 14% of revenue, in the first quarter of 2007. EBITDA1 was $2,362,000 or 20% of revenue in the first quarter of 2008, compared to $1,629,000, or 16% of revenue, in the first quarter of 2007.

Since the Company has significant net operating loss carryforwards, income tax expense is largely a non-cash expense until the net operating loss carryforwards are utilized, which we do no expect to occur until some time after 2008.

Net income was $1,301,000 in the first quarter of 2008 at an effective tax rate of 40% compared to $1,297,000 in the first quarter of 2007 at an effective tax rate of 1%.

Earnings per share was $.15 in the first quarters of both 2008 and 2007. For comparative purposes: if the first quarter 2007 results had been taxed at the same effective rate as that used in the first quarter of 2008, earnings per share for the first quarter of 2007 would have been $.09.

As of March 31, 2008, the Company had $5,286,000 of cash and cash equivalents on hand after paying the final note installment related to the 2005 purchase of Medical Dictation, Inc. The Company has $897,000 in debt outstanding, $674,000 of which carries a 0% interest rate.

Lance Cornell, Chief Financial Officer, concluded: “We had an extremely strong first quarter last year, which gave us a challenge in terms of year-over-year comparisons, so I couldn’t be more pleased with our 52% increase in operating income and 20% EBITDA1. We have a healthy balance sheet and the benefit of not having to pay significant income taxes until some time after 2008. Our model is straightforward: retain our customers by providing excellent service at a fair price, utilize our reputation for outstanding service and value to drive sales through an expanded sales force, drive operating leverage through deployment of speech recognition technology and the use of offshore resources and make Transcend the best place in the industry for our people to work. In a growing, recession-resistant industry, we believe we are well-positioned for the future.”

1 EBITDA, which is earnings before interest, taxes, depreciation and amortization, is a non-GAAP measure of financial performance which management believes is useful to investors. EBITDA of $2,362,000 for the first quarter of 2008 was calculated by taking operating income of $2,166,000 and adding back $196,000 of depreciation and amortization expense. EBITDA for the first quarter of 2007 was calculated by taking operating income of $1,429,000 and adding back $200,000 of depreciation and amortization expense.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on April 28, 2008 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 44823233 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 44823233 from two hours after the completion time of the conference call until midnight on May 5, 2008.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934, that represent our expectations, anticipations or beliefs about future events, including our operating results financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(an unaudited Consolidated Statement of Operations follows)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand)

	Three months ended March 31,
	2008	2007
Revenue	$11,729,000	$10,422,000
Direct costs	7,575,000	7,238,000

Gross profit	4,154,000	3,184,000

Operating expenses:
Sales and marketing	188,000	132,000
Research and development	267,000	141,000
General and administrative	1,337,000	1,282,000
Depreciation and amortization	196,000	200,000

Total operating expenses	1,988,000	1,755,000

Operating income	2,166,000	1,429,000
Interest and other expense, net	7,000	115,000

Income before income taxes	2,159,000	1,314,000
Income taxes	858,000	17,000

Net income	$1,301,000	$1,297,000

Basic earnings per share:
Net earnings per share	$0.15	$0.16

Weighted average shares outstanding	8,445,000	8,053,000

Diluted earnings per share:
Net earnings per share	$0.15	$0.15

Weighted average shares outstanding	8,896,000	8,549,000